Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS FOURTH
QUARTER AND FULL YEAR 2007 PROFIT
     Tempe, Ariz., March 13, 2008/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and twelve months ended December 31, 2007.
     Rockford was profitable for each period. Net income for the three months ended December 31, 2007 was $0.5 million, compared to a net loss of $4.7 million for the comparable period in 2006. Net income for the year ended December 31, 2007 was $0.7 million compared to a net loss of $8.8 million for the year ended 2006. The fourth quarter profit included a gain of approximately $0.4 million due to previously unrealized cumulative translation gains that were recognized when Rockford dissolved its European subsidiary in December 2007.
     Net sales for the three months ended December 31, 2007, decreased 15.2% to $16.9 million compared to $20.0 million for the same period in 2006. Net sales for the year ended December 31, 2007, decreased 13.7% to $88.7 million compared to $102.8 million for the same period in 2006. The decrease in net sales was primarily due to lower sales in the mass retail, independent specialist and OEM distribution channels. These reductions were partially offset by higher royalty revenue and lower sales discounts.
     As a percent of net sales, gross margin for the three months ended December 31, 2007 increased to 37.3% compared to 23.1% for the same period in 2006. As a percent of sales, gross margin for the year ended December 31, 2007, increased to 32.5% compared to 28.1% for the same period in 2006. The increase in gross margin percentage was primarily due to higher royalty revenue, lower manufacturing variances, and lower product costs.
     Operating expenses for the three months ended December 31, 2007, decreased 36.7% to $6.0 million compared to the 2006 level of $9.5 million. The fourth quarter 2006 expense included approximately $1.9 million of special charges, including legal settlements and severance costs. Operating expenses for the twelve months ended December 31, 2007, decreased 25.7% to $27.3 million compared to the 2006 level of $36.7 million. In 2007 operating expenses included a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer. The 2006 operating expenses included approximately $2.8 million of special charges, including legal settlement and severance costs.
     William R. Jackson, Rockford’s President, commented, “The overall consumer electronics sector continues to be challenging. Car audio remains particularly tough. Our specialist retailers appear to have had a decent holiday season, although overall consumer traffic was average through the fourth quarter and many specialist retailers are being very conservative in their purchasing because of negative general economic headlines and concerns about consumer spending. Our mass retail partners reported slow core car audio traffic during the holiday season. Our royalty revenue continues to track up because of greater penetration of Rockford Fosgate branded OEM systems.”
     Mr. Jackson continued, “We feel good about the progress we made in 2007. Our new products are gaining momentum in the marketplace and dealers continue to report outstanding performance and reliability. The delivery of products to our dealers this year was excellent. We experienced very few backorders and our fill rate was over 98%.”
     Mr. Jackson stated, “Our new business model is working well. Margins continue to improve and we are managing expenses carefully. The economics of our new business model should continue to improve as we move into the final phases of outsourcing. We are still on track to completely outsource manufacturing by the end of 2008.”

     Richard G. Vasek, Rockford’s CFO, observed, “This is the first time Rockford has had income from continuing operations in the fourth quarter since 2001 and the first time we have had an annual profit since 2002.”
     Mr. Jackson concluded, “The team has done an excellent job restoring Rockford to profitability. We are now working closely with our retailers and OEM partners to improve our performance in 2008. We continued to be optimistic about the potential of the Rockford Fosgate brand, both in our traditional aftermarket channels and in the OEM channel.”
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Rockford’s revenues continued to decline in 2007, with some of the decline attributable to continued weakness in the mobile audio aftermarket and some to end of life product sales. The U.S. retail environment for mobile audio appeared to become more difficult during 2007, with many retailers reporting decreases in customer traffic Negative economic headlines appear to have contributed to this difficult environment by making customers and retailers become more conservative in their spending. If sales erode more rapidly in 2008, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to improve its aftermarket and OEM businesses, and overall financial performance. Under such circumstances, Rockford might not be able to sustain the return of its business to profitability achieved in 2007.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2007. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2006 and 2007
($000s omitted except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2007	2006	2007
		(unaudited)		(unaudited)
Net sales	$19,963	$16,938	$102,776	$88,745
Cost of goods sold	15,353	10,617	73,919	59,868

Gross profit	4,610	6,321	28,857	28,877
Operating expenses:
Sales and marketing	3,249	2,806	16,772	13,273
General and administrative	5,380	2,588	16,753	11,215
Research and development	868	617	3,218	2,817

Total operating expenses	9,497	6,011	36,743	27,305

Operating income (loss)	(4,887)	310	(7,886)	1,572
Interest and other expense, net	290	(182)	1,243	886

Income (loss) from continuing operations before income taxes	(5,177)	492	(9,129)	686
Income tax benefit	(437)	—	(437)	—

Income (loss) from continuing operations	(4,740)	492	(8,692)	686
Loss from discontinued operations	—	—	(155)	—

Net income (loss)	$(4,740)	$492	$(8,847)	$686

Net income (loss) per common share:
Income (loss) from continuing operations
Basic	$(0.50)	$0.05	$(0.92)	$0.07

Diluted	$(0.50)	$0.05	$(0.92)	$0.07

Loss from discontinued operations
Basic	$0.00	$0.00	$(0.02)	$0.00

Diluted	$0.00	$0.00	$(0.02)	$0.00

Net income (loss)
Basic	$(0.50)	$0.05	$(0.94)	$0.07

Diluted	$(0.50)	$0.05	$(0.94)	$0.07

Weighted average shares:
Basic	9,391	9,101	9,388	9,325

Diluted	9,391	9,101	9,388	9,342

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2006 and 2007
(In thousands)

	December 31,	December 31,
	2006	2007
		(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	19,242	15,885
Inventories	19,612	14,352
Prepaid expenses and other current assets	1,998	1,224

Total current assets	40,852	31,461

Property and equipment, net	2,487	1,905
Other assets	1,216	646

Total assets	$44,555	$34,012

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,094	$5,794
Accrued salaries and incentives	1,485	1,415
Accrued warranty and returns	2,199	1,267
Other accrued liabilities	2,193	1,640
Current portion of other long-term liabilities	1,002	760
Current portion of long term debt	10,400	3,475

Total current liabilities	24,373	14,351

Notes payable	9,278	9,582
Other long-term liabilities	659	133

Total liabilities	34,310	24,066

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,995	38,319
Retained deficit	(28,255)	(27,569)
Accumulated other comprehensive income	411	—
Treasury stock	—	(898)

Total shareholders’ equity	10,245	9,946

Total liabilities and shareholders’ equity	$44,555	$34,012

####